Exhibit 10.1

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of ALASKA PACIFIC BANK Juneau, Alaska OTS Docket No. 04202	) ) ) ) ) ) ) )	Order No.: WN-10-031 Effective Date: September 28, 2010

ORDER TO CEASE AND DESIST

WHEREAS, Alaska Pacific Bank, Juneau, Alaska, OTS Docket No. 04202 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1.    The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward, causing, bringing about, participating in or

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counseling, or aiding and abetting the unsafe or unsound practices that resulted in deteriorating asset quality, ineffective risk management practices, inadequate internal controls, and inadequate oversight and supervision at the Association.
Capital.

2.    By September 30, 2010, the Association shall have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than 8 percent (8.0%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL) and a Total Risk-Based Capital Ratio equal to or greater than 12 percent (12.0%).1
3.    By October 29, 2010, the Association shall submit a written plan to maintain the Association’s capital at the levels prescribed in Paragraph 2 (Capital Plan) that is acceptable to the Regional Director. At a minimum, the Capital Plan shall:
(a)    detail the Association’s capital preservation and enhancement strategies with specific narrative goals;
(b)    address the requirements and restrictions imposed by this Order relating to capital under different forward-looking scenarios involving progressively stressed economic environments; and
(c)    include detailed quarterly financial projections, including Tier 1 (Core) and Total Risk-Based Capital Ratios, for the remainder of 2010 through September 30, 2013.
4.           Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Association shall implement and adhere to the Capital Plan. A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

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1 The requirement in Paragraph 2 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).

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5.    On a quarterly basis, beginning with the quarter ending December 31, 2010, the Board shall review the Association’s compliance with the Capital Plan. At a minimum, the Board’s review shall include:
(a)    a comparison of actual operating results to projected results;
(b)    detailed explanations of any material deviations; and
(c)    a discussion of specific corrective actions or measures that have been or will be implemented to address each material deviation.
6.    Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 2; (b) the Association fails to comply with the Capital Plan prescribed in Paragraph 3; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.
7.    The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.
8.    Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.

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Business Plan.

9.    Within thirty (30) days, the Association shall submit an updated comprehensive business plan for the period from October 31, 2010 to October 31, 2013 (Business Plan) that is acceptable to the Regional Director. At a minimum, the Business Plan shall include:
(a)    plans to improve the Association’s core earnings, and achieve profitability on a consistent basis throughout the term of the Business Plan;
(b)    strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, and comply with this Order;
(c)    quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan; and
(d)    identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.
10.    Upon receipt of written notification from the Regional Director of non-objection to the Business Plan, the Association shall implement and adhere to the Business Plan. A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

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11.           Any material modifications to the Business Plan2 must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

 12.    On a quarterly basis, beginning with the quarter ending December 31, 2010, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Business Plan Variance Reports). The Business Plan Variance Reports shall:
(a)   identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;
(b)          contain an analysis and explanation of identified variances; and
(c)           discuss the specific measures taken or to be taken to address identified variances.
13.    A copy of the Business Plan Variance Reports and Board meeting minutes shall be provided to the Regional Director within ten (10) days after the Board meeting.
Classified Asset Reduction Plan.
14.    Within thirty (30) days, the Association shall submit an updated written comprehensive Classified Asset Reduction Plan that is acceptable to the Regional Director. The Classified Asset Reduction Plan, at a minimum, shall include:
(a)   the additional assets classified adversely in the March 15, 2010 Comprehensive Report of Examination (2010 ROE);
(b)   targets for the level of classified assets as a percentage of Tier 1 (Core) Capital and ALLL and timeframes for each such target;

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2 A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity not contemplated by the Business Plan or that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%).

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(c)   a description of the manner of, and methods for, reducing the Association’s level of classified assets to the target set therein; and
(d)   a description of all underlying assumptions and projections and document supporting such assumptions and projections.

15.    Upon receipt of written notification from the Regional Director that the Classified Asset Reduction Plan is acceptable, the Association shall implement the Classified Asset Reduction Plan.
16.    Any modifications to the Classified Asset Reduction Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed modifications to the Regional Director at least forty-five (45) days prior to implementation.
17.    Within thirty (30) days after the close of each calendar quarter, beginning with the calendar quarter ending December 31, 2010, the Board shall review quarterly variance reports on the Association’s compliance with the Classified Asset Reduction Plan (Classified Asset Reduction Variance Reports). The Classified Asset Reduction Variance Reports shall:
(a)    identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Classified Asset Reduction Plan;
(b)    contain an analysis and explanation of identified variances; and
(c)        discuss the specific measures taken or to be taken to address identified variances.
18.    A copy of the Classified Asset Reduction Variance Reports shall be provided to the Regional Director within ten (10) days after the Board meeting.
Liquidity Management.
19.    Within seven (7) days, the Association shall submit a liquidity and funds management policy (Liquidity Management Policy) that is acceptable to the Regional Director and addresses

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all corrective actions set forth in the 2010 ROE relating to liquidity and funds management. The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance.
20.    The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:
(a)    a cash flow analysis that includes reasonable assumptions, identifies anticipated funding needs and the sources of liquidity to meet those needs, and addresses potential contingent liabilities;
(b)    alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the main sources identified in the Liquidity Management Policy are insufficient. Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation; and
(c)    provisions that set forth the assumptions used in the formulation of the Contingency Funding Plan, including, but not limited to, assumptions regarding the Association’s deposits, identification of the Association’s unpledged assets, the collateral requirements for Federal Home Loan Bank advances, and borrowing capability from Federal Reserve Banks.
21.    Upon receipt of written notification from the Regional Director that the Liquidity Management Policy is acceptable, the Association shall implement and adhere to the Liquidity Management Policy. The Board’s review of the Liquidity Management Policy shall be documented in the Board meeting minutes. A copy of the Liquidity Management Policy shall be provided to the Regional Director within ten (10) days of adoption by the Board.

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Internal Audit.

22.    Within forty-five (45) days, the Association shall submit a revised internal audit program (Internal Audit Program) that is acceptable to the Regional Director. At a minimum, the Internal Audit Program shall:
(a)    be sufficient for the size of the Association and the nature, scope and risk of its activities;
(b)       detect irregularities and weak practices in the Association’s operations;
(c)    determine the Association’s level of compliance with all applicable laws, rules and regulations;
(d)    verify the accuracy and enhance the effectiveness of self-assessments through the use of transaction testing;
(e)    assess the effectiveness of Association policies and procedures and other internal controls of the Association;
(f)            establish an annual audit plan using a risk based approach that appropriately identifies the levels of risk of Association activities;
(g)    ensure that the audit program is independent and that the persons responsible for implementing the Internal Audit Program shall report directly to the Board or its Audit Committee, which shall have the sole power to direct their activities;
(h)    ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to the experience level and number of the individuals employed;

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(i)                   ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports and that the Association maintains a written record describing each deficiency, the projected corrective action, and the status of the corrective action; and
(j)    provide that audit staff shall evaluate in writing the effectiveness of each corrective action taken in connection with identified audit deficiencies and recommend additional corrective actions, as necessary.
23.    Upon receipt of written notification from the Regional Director that the Internal Audit Program is acceptable, the Association shall implement and adhere to the Internal Audit Program. The Board’s review of the Internal Audit Program shall be documented in the Board meeting minutes. A copy of the Internal Audit Program shall be provided to the Regional Director within ten (10) days of adoption by the Board.
Compliance Plan.
24.    Within forty-five (45) days, the Association shall revise its written consumer compliance program (Compliance Program) to ensure that it is acceptable to the Regional Director and addresses all corrective actions set forth in the 2010 ROE relating to consumer compliance. At a minimum, the Compliance Program shall:
(a)    comply with all applicable consumer and other compliance laws, regulations and regulatory guidance (Compliance Laws and Regulations);3
(b)    require that the Association allocate resources to the compliance area that are commensurate with the Association’s size, complexity, product lines, and business operations to ensure the implementation of an adequate Compliance Program, including appropriate staffing levels with qualified and experienced personnel;

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3 The term “consumer and other compliance laws, regulations and regulatory guidance” includes all laws and regulations referenced in Section 1100 (Compliance Oversight Examination Program) of the OTS Examination Handbook.

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(c)    develop and implement a risk assessment process that measures the Association’s levels of compliance risk, adequacy of controls, and provides for periodic reassessments;
(d)    require a formal training program that provides for ongoing training in Compliance Laws and Regulations for all appropriate Association employees, Board members, and other affiliated individuals performing compliance related activities for the Association; and
(e)    require written record retention requirements, reporting requirements and internal control systems to facilitate the oversight of the effectiveness of the Compliance Program by the Board and Senior Executive Officers.4
25.    Upon written notification from the Regional Director that the Compliance Program is acceptable, the Association shall implement and adhere to the Compliance Program. The Board’s review of the Compliance Program shall be documented in the Board meeting minutes. A copy of the Compliance Program shall be provided to the Regional Director within ten (10) days of adoption by the Board.
Information Technology.
26.    By December 31, 2010, the Association shall submit a written plan addressing information technology management (IT Management Plan) that is acceptable to the Regional Director and addresses all corrective actions set forth in the June 7, 2010 Information Technology Report of Examination of the Association (2010 IT ROE). At a minimum, the IT Management Plan shall include: (a) a succession plan for key personnel responsible for IT areas, including the positions of Chief Operating Officer and IT Manager; (b) a comprehensive list of the duties and responsibilities of such key personnel; and (c) a plan for training and development of such personnel commensurate with their duties and responsibilities at the Association. Upon

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4 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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receipt of written notification from the Regional Director that the IT Management Plan is acceptable, the Association shall implement and adhere to the IT Management Plan.
27.  By December 31, 2010, the Association shall develop and implement a risk-based IT audit program (IT Audit Program) that conforms to all applicable law, regulations, and regulatory guidance (including the FFIEC IT Audit Examination Handbook dated August 2003 and OTS Examination Handbook Section 341 (Information Technology)).
28.  By Ocotber 29, 2010, the Association shall submit a plan that is acceptable to the Regional Director (Server Contingency Plan) to address contingency planning risk(s) associated with its backup information technology server(s). Upon receipt of written notification from the Regional Director that the Server Contingency Plan is acceptable, the Association shall implement and adhere to the Server Contingency Plan.
29.  By December 31, 2010, the Association shall implement revised information technology vendor management procedures to address Thrift Bulletin 82a (TB 82a) requirements and guidelines. The revised procedures shall include due diligence in selecting third party information technology vendors, contract issues, ongoing oversight of third parties, and assessment of the quality of service and support by vendors.
30.     Effective immediately, the Association shall, on a quarterly basis or more frequently if requested by the Regional Director, submit a report acceptable to the Regional Director that details the Association’s progress in complying with the requirements in Paragraphs 26 through 29, until such time as the Regional Director releases the Association from this requirement.

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Matters Requiring Board Attention/Corrective Actions.
31.  The Association shall complete all matters requiring board attention in the 2010 ROE by the dates set forth in the 2010 ROE and all corrective actions in the 2010 ROE by December 31, 2010.
32.  The Association shall complete all matters requiring board attention in the 2010 IT ROE by the dates set forth in the 2010 IT ROE and all corrective actions in the 2010 IT ROE by December 31, 2010.
Brokered Deposits.
33.  Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).
Directorate and Management Changes.
34.  Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.
Dividends and Other Capital Distributions.
35.  Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

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Employment Contracts and Compensation Arrangements.
36.  Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 - Appendix A.
Golden Parachute and Indemnification Payments.
37.  Effective immediately, the Association shall not make any golden parachute payment5 or prohibited indemnification payment6 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.
Growth.
38.  Effective immediately, the Association shall not increase its total average assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director. The growth restriction imposed by this Paragraph shall remain in effect until the Association receives

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5 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
6 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

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the Regional Director’s notice of non-objection to the Business Plan, including the growth projections contained therein, pursuant to Paragraph 10 of this Order.
Third-Party Contracts.
39.  Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association7 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.
Transactions with Affiliates.
40.  Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
Board Oversight of Compliance with Order.
41.  Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Order and the completion of all

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7 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

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corrective actions required in the 2010 ROE and the 2010 IT ROE (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors, the majority of whom shall be independent8 directors.
42.    Within thirty (30) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a)    separately list each corrective action required by this Order and the 2010 ROE and the 2010 IT ROE;
(b)    identify the required or anticipated completion date for each corrective action; and
(c)    discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.
43.    Within thirty (30) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the

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8 For purposes of this Order, an individual who is “independent” with respect to the Association shall be any individual who:
(a)	is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;
(b)	does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;
(c)	is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;
(d)	is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest; and
(e)	has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.

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Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within ten (10) days after the Board meeting.
Effective Date, Incorporation of Stipulation.
44.  This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
45.  This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
46.  Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
47.  The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
48.  All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
49.  Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first-class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

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Order to Cease and Desist

(a)
To the OTS:
Philip A. Gerbick, Regional Director
Attn: Dale R. Blackburn, Assistant Director
Office of Thrift Supervision, Western Region
101 Stewart Street, Suite 1010
Seattle, WA 98101-2419
Facsimile: (206) 829-2620

(b)	To the Association: William A. Corbus, Chairman Alaska Pacific Bank 2094 Jordan Avenue Juneau, AK 99801-8046

No Violations Authorized.

50.    Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/Philip A. Gerbick
Philip A. Gerbick
Regional Director, Western Region

Date: See Effective Date on page 1

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